Exhibit 99.1

MYR Group Inc. Announces Second-Quarter and First-Half 2008 Results

Rolling Meadows, Ill., August 13, 2008 – MYR Group Inc. (“MYR”) (OTCBB: MYRG), a leading specialty contractor serving the electrical infrastructure market in the United States, issued second-quarter and first-half 2008 financial results.

Highlights

•                  Q2 2008 gross profit, income from operations and net income improved over Q2 2007 by 10.5 percent, 25.0 percent and 25.6 percent respectively.

•                  First-half 2008 gross profit, income from operations and net income improved over first-half 2007 by 28.7 percent, 93.5 percent and 87.3 percent respectively.

•                  Q2 2008 EBITDA increased 20.8 percent over Q2 2007 results.  EBITDA margin increased to 7.2 percent of revenues compared to 5.5 percent of revenues during Q2 2007.

•                  First-half 2008 EBITDA increased 53.4 percent over first-half 2007 results.  EBITDA margin increased to 7.6 percent of revenues compared to 4.7 percent of revenues during first-half 2007.

Management Comments

William A. Koertner, president and CEO, said, “This was a strong first half for MYR Group in spite of lower revenues than last year.  We achieved gross profit growth of 28.7 percent, increased operating income by 93.5 percent and improved net income by 87.3 percent.  We believe our results thus far in 2008 reflect the high demand for our core services in the electric utility market, which are focused on enhancing and expanding the infrastructure to meet our nation’s growing demand for power.  The long-predicted transmission infrastructure improvement initiatives have begun in earnest as evidenced by several new projects being announced this year in our industry.  We believe MYR Group is well-positioned with key clients that have major transmission projects slated to occur during the 2009 to 2014 timeframe.”

Second-Quarter Results

MYR reported revenues for the 2008 second quarter of $147.2 million, a decrease of $10.9 million, or 6.9 percent, compared with the second quarter of 2007, due predominantly to a few significant projects that were in full construction during the second quarter of 2007 that have since been completed.  Transmission and Distribution (T&D) reported revenues of $106.0 million, a decrease of 8.6 percent over the same period of 2007.  Commercial and Industrial (C&I) reported revenues of $41.2 million, a decrease of 2.1 percent over the second quarter of 2007.

However, consolidated gross profit improved 10.5 percent, from $18.1 million in the 2007 period to $20.0 million in the 2008 period.  Consolidated income from operations increased 25.0

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percent in the 2008 second quarter over the 2007 second quarter.  Excluding non-allocated general corporate expenses, income from operations improved 26.7 percent in the T&D segment and 24.5 percent in the C&I segment.  The improvements in gross profit and income from operations in the second quarter of 2008 compared to the second quarter of 2007 were due to continued job performance improvements on a few large projects as they near completion in 2008.  The Company also experienced overall margin improvements as several underperforming contracts with low or negative contract margins in the second quarter of 2007 were replaced with higher margin contracts in the second quarter of 2008.

For the second quarter of 2008, net income was $4.6 million, or $0.22 per diluted share, compared to net income of $3.7 million, or $0.22 per diluted share, for the same period of 2007.  Comparing the second quarter of 2008 with the same period of 2007, net income improved 25.6 percent, while income per diluted share was unchanged at $0.22 due to the increase in the number of diluted shares outstanding.  Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) in the second quarter of 2008 was $10.5 million, or 7.2 percent of revenues, compared to $8.7 million, or 5.5 percent of revenues, in the second quarter of 2007.  The improvements in net income and EBITDA were due predominantly to the items cited above, partially offset by higher selling, general and administrative expenses.

First-Half Results

MYR reported revenues for the 2008 first half of $283.9 million, a decrease of $15.5 million, or 5.2 percent, compared with the first half of 2007, due predominantly to a few significant projects that were in full construction during the second quarter of 2007 that have since been completed.  Transmission and Distribution (T&D) reported revenue of $204.5 million, a decrease of 6.3 percent over the same period of 2007.  Commercial and Industrial (C&I) reported revenue of $79.4 million, a decrease of 2.2 percent over the first half of 2007.

However, consolidated gross profit improved 28.7 percent, from $31.2 million in the 2007 period to $40.2 million in the 2008 period.  Consolidated income from operations increased 93.5 percent in the 2008 first half over the 2007 first half.  Excluding non-allocated general corporate expenses, income from operations improved 62.4 percent in the T&D segment and 58.1 percent in the C&I segment.  The improvements in gross profit and income from operations in the first half of 2008 compared to the first half of 2007 were due to continued job performance improvements on a few large projects as they near completion in 2008.  The Company also experienced overall margin improvements as several underperforming contracts with low or negative contract margins in the first half of 2007 were replaced with higher margin contracts in the first half of 2008.  In addition, the Company has experienced lower equipment fleet costs due to a reduced reliance on operating leases and short-term rentals.

For the first half of 2008, net income was $9.4 million, or $0.45 per diluted share, compared to net income of $5.0 million, or $0.31 per diluted share, for the same period of 2007.  Comparing the first half of 2008 with the same period of 2007, net income improved 87.3 percent, and income per diluted share improved 45.2 percent.  EBITDA in the first half of 2008 was $21.5 million, or 7.6 percent of revenues, compared to $14.0 million, or 4.7 percent of revenues, in the first half of 2007.  The improvements in net income, earnings per diluted share and EBITDA were due predominantly to the items cited above, partially offset by higher selling, general and administrative expenses.

Backlog

As of June 30, 2008, MYR’s backlog was approximately $240.5 million, consisting of $155.0 million in the T&D segment and $85.5 million in the C&I segment.  First-half 2008 total backlog increased 11.0 percent from $216.6 million reported at December 31, 2007.  T&D backlog increased $21.1 million, or 15.8 percent, and C&I backlog increased $2.8 million, or 3.4 percent, from year end.  First-half 2008 backlog was in line with first-half 2007 backlog of approximately $243.8 million, which consisted of $157.8 million in the T&D segment and $86.0 million in the C&I segment.  The change in backlog from period over period was the result of normal fluctuations in contracts and projects.  MYR’s method of tracking and reporting backlog may differ from methods used by other companies.  The timing of contract awards and the duration of large new projects can significantly affect the Company’s backlog, and therefore, should not be viewed or relied upon as a stand-alone indicator of future results.

Balance Sheet

As of June 30, 2008, the Company had cash and cash equivalents of $25.7 million and total debt of $30.0 million under its term loan.  The Company also has a $75 million revolving credit facility with $15.0 million of letters of credit outstanding at June 30, 2008.

Non-GAAP Results

In an effort to better assist investors in understanding its financial results, the Company has provided in this release EBITDA, which is a measure not defined under generally accepted accounting principles in the United States (GAAP).  Management believes this information is useful to investors in understanding the Company’s results of operations because it illustrates the impact that interest, taxes, depreciation and amortization had on results.  A reconciliation of this financial measure to its GAAP counterparts is provided at the end of this release.

Conference Call

MYR Group Inc. will host its 2008 second-quarter and first-half earnings conference call at 10 a.m. Central time on Thursday, August 14, 2008.  To participate in the conference call via telephone, please dial (877) 604-9667 (domestic) or (719) 325-4914 (international) at least five minutes prior to the start of the event.  A replay of the conference call will be available through August 21 at 11:59 p.m. Eastern time, by dialing (888) 203-1112 or (719) 457-0820, and entering conference ID 4268529.  MYR Group Inc. will also broadcast the conference call live via the internet.  Interested parties may access the webcast through the Investor Relations section of the company’s Web site at http://www.myrgroup.com or at http://investor.shareholder.com/media/eventdetail.cfm?eventid=57589&CompanyID=MYRG&e=1&mediaKey=B70CF55528DC3510D57C299D5CD76B90.  Please access the Web site at least 15 minutes prior to the start of the call to register, download and install any necessary audio software.  The webcast will be archived for 90 days.

About MYR Group Inc.

MYR Group Inc. is a holding company of specialty construction service providers.  Through subsidiaries dating back to 1891, MYR is one of the largest national contractors servicing the transmission and distribution sector of the United States electric utility industry. Transmission and Distribution customers include electric utilities, cooperatives and municipalities. The Company also provides commercial and industrial electrical contracting services to facility owners and general contractors in the Western United States. MYR Group’s comprehensive services include turn-key construction and maintenance services for the nation’s electrical infrastructure.

Forward-Looking Statements

Various statements in this announcement, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, are forward-looking statements.  The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenue, income and capital spending.  Our forward-looking statements are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “plan,” “goal” or other words that convey the uncertainty of future events or outcomes.  The forward-looking statements in this announcement speak only as of the date of this announcement; we disclaim any obligation to update these statements (unless required by securities laws), and we caution you not to rely on them unduly.  We have based these forward-looking statements on our current expectations and assumptions about future events.  While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control.  These and other important factors, including those discussed under “Risk Factors” in our Registration Statement on Form S-1, as amended, which we have filed with the Securities and Exchange Commission, may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements.

These risks, contingencies and uncertainties include, but are not limited to, significant variations in our operating results from quarter to quarter, the competitive and cyclical nature of our industry, our ability to realize and profit from our backlog, the implementation of the Energy Policy Act of 2005 by our customers, our ability to obtain new contracts and/or replace completed or cancelled contracts, our ability to obtain adequate bonding for our projects, our ability to hire and retain key personnel and subcontractors, limitations on our internal infrastructure, the limited market for our common stock, and material weakness in our internal controls over financial reporting that have been identified by management.

Investor Contacts:

Philip Kranz, Dresner Corporate Services, 312-780-7240, pkranz@dresnerco.com

Steve Carr, Dresner Corporate Services, 312-780-7211, scarr@dresnerco.com

Financial Tables follow…

MYR GROUP INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

As of December 31, 2007 and June 30, 2008

(in thousands of dollars, except share data)	As of December 31, 2007	As of June 30, 2008
Assets
Current assets
Cash and cash equivalents	$34,547	$25,720
Accounts receivable, net of allowances of $1,213 and $1,331, respectively	99,570	91,359
Costs and estimated earnings in excess of billings on uncompleted contracts	27,851	25,659
Construction materials inventory	—	1,023
Deferred income tax assets	10,110	10,110
Receivable for insurance claims in excess of deductibles	7,358	7,015
Refundable income taxes	5,136	941
Other current assets	2,315	2,656
Total current assets	186,887	164,483
Property and equipment, net of accumulated depreciation of $10,791 and $15,702 respectively	57,609	67,579
Goodwill	46,599	46,599
Intangible assets, net of accumulated amortization of $884 and $1,051, respectively	12,208	12,041
Other assets	2,488	2,343
Total assets	$305,791	$293,045
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$30,834	$22,878
Billings in excess of costs and estimated earnings on uncompleted contracts	35,880	32,510
Accrued self insurance	30,409	30,935
Other current liabilities	37,638	25,838
Total current liabilities	134,761	112,161
Long term debt, net of current maturities	30,000	30,000
Deferred income tax liabilities	8,662	8,662
Other liabilities	1,432	1,404
Total liabilities	174,855	152,227
Commitments and contingencies
Stockholders’ equity
Preferred stock—$0.01 par value per share; 4,000,000 authorized shares; none issued and outstanding at December 31, 2007 and June 30, 2008	—	—
Common stock—$0.01 par value per share; 100,000,000 authorized shares; 34,229,576 and 19,712,811 shares issued and 19,712,811 and 19,712,811 shares outstanding at December 31, 2007, and at June 30, 2008, respectively	342	197
Additional paid-in capital	315,732	140,830
Accumulated deficit	(9,630)	(209)
Treasury stock, at cost (14,516,765 and 0 shares, respectively)	(175,508)	—
Total stockholders’ equity	130,936	140,818
Total liabilities and stockholders’ equity	$305,791	$293,045

MYR GROUP INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Three and Six Months Ended June 30, 2007 and 2008

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands of dollars, except share and per share data)	2007	2008	2007	2008
Contract revenues	$158,041	$147,170	$299,400	$283,933
Contract costs	139,965	127,202	268,183	243,765
Gross profit	18,076	19,968	31,217	40,168
Selling, general and administrative expenses	11,641	12,236	22,407	24,154
Amortization of intangible assets	257	84	601	167
Gain on sale of property and equipment	(210)	(337)	(233)	(485)
Income from operations	6,388	7,985	8,442	16,332
Other income (expense)
Interest income	238	239	653	659
Interest expense	(150)	(374)	(285)	(916)
Other, net	(58)	(50)	(68)	(107)
Income before provision for income taxes	6,418	7,800	8,742	15,968
Income tax expense	2,754	3,198	3,711	6,547
Net income	$3,664	$4,602	$5,031	$9,421
Income per common share:
—basic	$0.22	$0.23	$0.31	$0.48
—diluted	$0.22	$0.22	$0.31	$0.45
Weighted average number of common shares and potential common shares outstanding:
—basic	16,446,842	19,712,811	16,446,842	19,712,811
—diluted	16,446,842	20,713,241	16,446,842	20,721,074

MYR GROUP INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

Three and Six Months Ended June 30, 2007 and 2008

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands of dollars)	2007	2008	2007	2008
Cash flows from operating activities
Net income	$3,664	$4,602	$5,031	$9,421
Adjustments to reconcile net income to net cash flows provided by (used in) operating activities
Depreciation	2,134	2,512	5,052	5,129
Amortization of intangible assets	257	84	601	167
Stock-based compensation expense related to awards	—	229	—	459
Other non-cash items	374	21	459	42
Deferred income taxes	(159)		(1,078)
Gain on sale of property and equipment	(210)	(337)	(233)	(485)
Changes in operating assets and liabilities
Accounts receivable, net	(7,757)	(12,703)	(16,967)	8,211
Costs and estimated earnings in excess of billings on uncompleted contracts	(3,825)	(241)	(10,204)	2,192
Construction materials inventory	2,467	(583)	(6,382)	(1,023)
Receivable for insurance claims in excess of deductibles	481	66	1,548	343
Other assets	1,765	1,248	821	3,957
Accounts payable	(934)	4,270	8,171	(6,892)
Billings in excess of costs and estimated earnings on uncompleted contracts	1,494	(674)	15,548	(3,370)
Accrued self insurance	(51)	29	(1,174)	526
Other liabilities	3,081	1473	(3,740)	(7,552)
Net cash flows provided by (used in) operating activities	2,781	(4)	(2,547)	11,125
Cash flows from investing activities
Proceeds from sale of property and equipment	210	343	233	1,504
Purchases of property and equipment	(13,141)	(6,236)	(17,526)	(17,182)
Net cash flows used in investing activities	(12,931)	(5,893)	(17,293)	(15,678)
Cash flows from financing activities
Equity financing costs	—	(225)	—	(1,978)
Payment on note payable to FirstEnergy	—	(2,298)	—	(2,298)
Notes receivable from purchase of common stock	144	—	144	2
Net cash flows provided by (used in) financing activities	144	(2,523)	144	(4,274)
Decrease in cash and cash equivalents	(10,006)	(8,420)	(19,696)	(8,827)
Cash and cash equivalents
Beginning of period	16,533	34,140	26,223	34,547
End of period	$6,527	$25,720	$6,527	$25,720

MYR GROUP INC.

UNAUDITED CONSOLIDATED SELECTED DATA, NET INCOME PER SHARE

AND EBITDA RECONCILIATION

Three and Six Months Ended June 30, 2007 and 2008

	Three months ended		Six months ended
	June 30,		June 30,
(in thousands, except share and per share data)	2007	2008	2007	2008
Summary Data:
Contract revenues	$158,041	$147,170	$299,400	$283,933
Gross profit	$18,076	$19,968	$31,217	$40,168
Income from operations	$6,388	$7,985	$8,442	$16,332
Net income	$3,664	$4,602	$5,031	$9,421

Basic and dilutive income per common share (1):
- Basic	$0.22	$0.23	$0.31	$0.48
- Diluted	$0.22	$0.22	$0.31	$0.45

Weighted average number of common shares and potential common shares outstanding (1):
- Basic	16,446,842	19,712,811	16,446,842	19,712,811
- Diluted	16,446,842	20,713,241	16,446,842	20,721,074

Net income to EBITDA reconciliation:
Net income	$3,664	$4,602	$5,031	$9,421
Interest expense (income), net	(88)	135	(368)	257
Provision for income taxes	2,754	3,198	3,711	6,547
Depreciation and amortization	2,391	2,596	5,653	5,296
EBITDA (2)	$8,721	$10,531	$14,027	$21,521

Reconciliation of EBITDA to Net Cash Flows provided by (used in) operating activities:
EBITDA (2)	$8,721	$10,531	$14,027	$21,521
Interest income (expense), net	88	(135)	368	(257)
Provision for income taxes	(2,754)	(3,198)	(3,711)	(6,547)
Depreciation and amortization	(2,391)	(2,596)	(5,653)	(5,296)
Adjustments to reconcile net income to net cash flows provided by (used in) operating activities	2,396	2,509	4,801	5,312
Changes in operating assets and liabilities	(3,279)	(7,115)	(12,379)	(3,608)
Net Cash Flows provided by (used in) operating activities	$2,781	$(4)	$(2,547)	$11,125

(1) The Company calculates net income (loss) per common share in accordance with SFAS No. 128, Earnings per Share.  Basic earnings (loss) per share is calculated by dividing net income (loss) by the weighted average number of shares outstanding for the reporting period.  Diluted earnings (loss) per share is computed similarly, except that it reflects the potential dilutive impact that would occur if dilutive securities were exercised into common shares. Potential common shares are not included in the denominator of the diluted earnings per share calculation when inclusion of such shares would be anti-dilutive or included performance conditions that were not met.

(2) EBITDA is not defined under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to net cash flows provided by operating activities as a measure of liquidity.

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